Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Third Quarter 2013 Results

-Continues to Grow its Footprint and New “Road Ahead” Format-

PHILADELPHIA — December 9, 2013 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, announced the following results for the thirteen (third quarter) and thirty-nine (nine months) weeks ended November 2, 2013.

Third Quarter

Sales

Sales for the thirteen weeks ended November 2, 2013 decreased by $2.6 million, or 0.5%, to $507.0 million from $509.6 million for the thirteen weeks ended October 27, 2012. Comparable sales decreased 2.8%, consisting of a 0.5% comparable service revenue increase and a 3.6% comparable merchandise sales decrease. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue decreased 2.5%, while comparable retail sales decreased 3.1%.

Earnings

Net earnings for the third quarter of fiscal 2013 were $1.0 million ($0.02 per share) as compared to a net loss of $6.8 million ($0.13 per share) for the third quarter of fiscal 2012. On a pre-tax basis, the 2013 results included a $2.0 million asset impairment charge and a $0.6 million severance charge, while the 2012 results included $11.2 million in debt refinancing expense and an $8.8 million asset impairment charge, partially offset by the reversal of $0.9 million of compensation expense.

Nine Months

Sales

Sales for the thirty-nine weeks ended November 2, 2013 increased by $11.0 million, or 0.7%, to $1,570.8 million from $1,559.9 million for the thirty-nine weeks ended October 27, 2012. Comparable sales decreased 1.0%, consisting of a 1.6% comparable service revenue increase and a 1.7% comparable merchandise sales decrease. Re-categorizing sales (see above), comparable service center revenue increased 0.4%, while comparable retail sales decreased 2.6%.

Earnings

Net earnings for the first nine months of 2013 were $10.2 million ($0.19 per share) as compared to $27.4 million ($0.51 per share) for the first nine months of fiscal 2012. On a pre-tax basis, the 2013 results included a $4.9 million asset impairment charge and a $0.6 million severance charge, while the 2012 results included $42.8 million of merger termination fees (net of related expenses), $11.2 million in debt refinancing expense, an $8.8 million asset impairment charge and a $0.7 million severance charge, partially offset by the reversal of $0.9 million of compensation expense.

Commentary

“Our strategically important maintenance and repair service business grew in sales for the sixth consecutive quarter,” said President and CEO, Mike Odell.  “As the weather has turned colder, tire sales have started to improve, with mid-level price points and branded tires leading the way.  Competitive pressures, however, continue to challenge sales of lower price point tires.”

Mike added, “Our Road Ahead format is expanding with the 18 recently acquired Service & Tire Centers in Southern California being converted and the grand reopening of six Supercenters and five Service & Tire Centers in Tampa, Florida.  The performance out of the gate of the nine new Service & Tire Centers previously opened this year in the Road Ahead format has been ahead of original projections.  And while it has only been a few weeks, we are very encouraged by Tampa’s results. While monitoring results, we have begun plans to convert three additional smaller markets (20 Supercenters) in the first half of 2014.”

About Pep Boys

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With approximately 7,500 service bays in more than 750 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The words “guidance,” “expect,” “anticipate,” “estimates,” “targets,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the third quarter will be broadcast live on Tuesday, December 10 at 8:30 a.m. EST over the Internet at the Vcall website, located at www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of Tuesday, December 10 on Pep Boys’ website at www.pepboys.com. In addition, Pep Boys’ investor presentation, also available at www.pepboys.com, will be updated to reflect the Company’s year-to-date results.

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Investor Contact:

Sanjay Sood

(215) 430-9105

Email: investorrelations@pepboys.com

Pep Boys Financial Highlights

Thirteen weeks ended	November 2, 2013	October 27, 2012

Total revenues	$507,042,000	$509,608,000

Net earnings (loss)	$964,000	$(6,759,000)

Basic earnings (loss) per share:
Average shares	53,315,000	53,304,000

Basic earnings (loss) per share:	$0.02	$(0.13)

Diluted earnings (loss) per share:
Average shares	53,930,000	53,304,000

Diluted earnings (loss) per share:	$0.02	$(0.13)

Thirty-nine weeks ended	November 2, 2013	October 27, 2012

Total revenues	$1,570,835,000	$1,559,883,000

Net earnings	$10,196,000	$27,351,000

Basic earnings per share:
Average shares	53,363,000	53,175,000

Basic earnings per share:	$0.19	$0.51

Diluted earnings per share:
Average shares	53,962,000	53,943,000

Diluted earnings per share:	$0.19	$0.51